GLORIOUS PIE LIMITED

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED MARCH 31, 2009 AND 2008
(Stated in US dollars)

Glorious Pie Limited

INDEX TO FINANCIAL STATEMENTS

CONTENTS

Page(s)
REPORT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM	2

STATEMENTS OF OPERATIONS	3

CONSOLIDATED BALANCE SHEETS	4

CONSOLIDATED STATEMENTS OF CASH FLOWS	5

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY	6

NOTES TO THE FINANCIAL STATEMENTS	7-20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REVIEW OF FINANCIAL INFORMATION

To: The Board of Directors and Stockholders of Glorious Pie Limited

We have reviewed the accompanying consolidated balance sheet of Glorious Pie Limited (the "Company") as of March 31, 2009, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from July 1, 2008 to March 31, 2009. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with auditing standards generally accepted in the Public Company Accounting Oversight Board in the United States of America. A review is substantially less in scope than an examination, the objective of which is the expression of an opinion on management's assumptions, the adjustments and the application of those adjustments to historical financial information. Accordingly, we do not express such an opinion.

Based on our review, nothing came to our attention that caused us to believe that management's assumptions do not provide a reasonable basis for presenting the financial statements for the period from July 1, 2008 to March 31, 2009.

/s/ Parker Randall CF
Parker Randall CF (H.K.) CPA Limited
Certified Public Accountants
Hong Kong
August 13, 2009

GLORIOUS PIE LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED MARCH 31, 2009 AND 2008
(Unaudited)
(Stated in US dollars)

		2009	2008
		$	$
	Notes

Service income	10	8,647,436	6,834,655

Cost of services	11	(3,906,102)	(2,876,493)

Gross profit		4,741,334	3,958,162

General and administrative expenses	12	(53,353)	(22,340)

Income before taxation		4,687,981	3,935,822

Income tax	13	(264,161)

Net income		4,423,820	3,935,822

Other comprehensive income - Foreign currency translation adjustments		15,460	521,920

Total comprehensive income		4,439,280	4,457,742

GLORIOUS PIE LIMITED
CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2009 AND 2008
(Unaudited)
(Stated in US dollars)

		2009	2008
		$	$

	Notes
ASSETS
Current assets
Cash and cash equivalents		706,302	356,014
Accounts receivables	3	4,269,002	2,136,740
Amount due from a director	4		938,619
Deposit paid for labour services and seedling supplies		2,022,538	6,932
Deposit for contract procurements	5	1,409,575	-
Deposit paid for hotel investment negotiation	6	1,022,555	-

Total current assets		9,429,972	3,438,305

Plant and equipment, net	7	1,211,740	1,684,731

TOTAL ASSETS		10,641,712	5,123,036

LIABILITIES AND STOCKHOLDER'S EQUITY

LIABILITIES
Current liabilities
Amount due to a director	8	64,303	-
Tax payable		264,367	-

TOTAL LIABILITIES		328,670	-

STOCKHOLDERS' EQUITY
Authorized : 50,000 shares;	9	100	100
Issued : 100 shares
Accumulated other comprehensive income		805,371	603,433
Retained earnings		9,507,571	4,519,503

		10,313,042	5,123,036

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY		10,641,712	5,123,036

GLORIOUS PIE LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED MARCH 31, 2009 AND 2008
(Unaudited)
(Stated in US dollars)

	2009	2008
	$	$
Cash flows from operating activities

Net income	4,687,981	3,935,822

Depreciation	395,773	365,022
(Increase)/Decrease in deposit paid for labour service and seedling supplies	(3,351,509)	31,881
Decrease in accounts receivables	15,087	633,324
Increase in deposit paid for hotel investment negotiation	(729,827)
Movements in director current account	64,253	(1,769,828)

Net cash provided in operating activities	1,081,758	3,196,221

Cash flows from investing activities
Purchase of plant and equipment	(11,093)	(88,172)

Net cash used in investing activities	(11,093)	(88,172)

Cash flows from financing activities
Repayment of short-term loan		(213,908)
Dividend paid	(729,827)	(2,894,141)

Net cash used in financing activities	(729,827)	(3,108,049)

Net increase in cash and cash equivalents	340,838
Effect of foreign currency translation on cash and cash equivalents	979	27,585
Cash and cash equivalents - beginning of period	364,485	328,429

Cash and cash equivalents - end of period	706,302	356,014

GLORIOUS PIE LIMITED
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE NINE MONTHS ENDED MARCH 31, 2009 AND 2008
(Unaudited)
(Stated in US dollars)

			Accumulated
			other
	Common Stock		Comprehensive	Retained
	Number	Amount(S)	income($)	eamings($)	Total($)

Balance, July 1, 2007	100	100	90,904	3,622,843	3,713,847
Net income				3,935,822	3,935,822
Foreign currency translation adjustment			512,529	9,391	521,920

	100	100	603,433	7,568,056	8,171,589

Dividend paid			-	(3,048,553)	(3,048,553)

Balance, March 31, 2008	100	100	603,433	4,519,503	5,123,036

Balance, July 1, 2008	100	100	789,794	5,813,348	6,603,242
Net income				4,423,820	4,423,820
Foreign currency translation adjustment			15,577	(117)	15,460

	100	100	805,371	10,237,051	11,042,522

Dividend paid				(729,480)	(729,480)

Balance, March 31, 2009	100	100	805,371	9,507,571	10,313,042

GLORIOUS PIE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2009 AND 2008
(Unaudited)
(Stated in US dollars)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Glorious Pie Group ("the Group" or "Glorious") consists of Glorious Pie Limited and Earn Bright Development Limited. Glorious Pie Limited was incorporated in the British Virgin Islands on 12 June, 2006, under the International Business Companies Act, British Virgin Islands.

Earn Bright Development Limited was incorporated in Hong Kong on December 17, 2008. At January 2, 2009, Glorious Pie Limited acquired all the shares of Earn Bright Development Limited and therefore Earn Bright Development Limited became a wholly-owned subsidiary of Glorious Pie Limited.

The Group structure as at March 31, 2009 are as follows:

The Group is engaged in provision of designing and consultancy services in hotel facilities. The Group also involve in provision of engineering and maintenance services to greenery construction projects in China which include, but is not limited to, provision of design advice, trading and quality control service of seed and provision of seedling and the arrangement of performance of greenery engineering and plantation those construction projects, and the maintenance works of greenery projects.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a) Method ofAccounting

The Group maintains its general ledger and journals with the accrual method accounting for financial reporting purposes. The financial statements and notes are representations of management. Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

b) Basis of Presentation

The Group's financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP").

GLORIOUS PIE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED MARCH 31, 2009 AND 2008 (Unaudited)
(Stated in US dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

b) Basis of Presentation (Continued)

This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Group Companies, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC ("PRC GAAP")/ Hong Kong ("HK GAAP"), the accounting standards used in the places of their domicile. The accompanying financial statements reflect necessary adjustments not recorded in the books of account of the Company to present them in conformity with US GAAP.

c) Economic and Political Risks

The Group's major customers are operating and conducting business in the PRC. Accordingly, the Group's business, financial condition and results of operations may be influenced by the political, economic and legal environment in PRC, and by the general state of the PRC economy.

d) Use of estimates

In preparing of the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of plant and machinery. Actual results could differ from those estimates.

e) Cash and Cash Equivalents

The Group considers all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents. As of March 31, 2009 and 2008, there were net cash and cash equivalents of $706,302 and $356,014 respectively.

f) Accounts Receivable

Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts.

The Group recognizes an allowance for doubtful accounts to ensure accounts receivable are not overstated due to uncollectibility. An allowance for doubtful accounts is maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant onetime events and historical experience. An additional reserve for individual accounts is recorded when the Group becomes aware of a customer's inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer's operating results or financial position. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted.

GLORIOUS PIE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED MARCH 31, 2009 AND 2008
(Unaudited)
(Stated in US dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

g) Accounting for the Impairment of Long-Lived Assets

The Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of March 31, 2009 and 2008, there were no significant impairments of its long-lived assets.

h) Plant and Equipment

Plant and equipment are stated at cost less depreciation and amortization and accumulated impairment loss.

Plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Equipment and machinery	5 years
Furniture & fixtures	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Management considers that we have no residual value for plant and equipment.

i) Fair value of Financial Instruments

SFAS No. 107, "Disclosures about Fair Values of Financial Instruments", requires disclosing fair value to the extent practicable for fmancial instruments that are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

The carrying values of the financial instruments, including cash and cash equivalents, accounts and other receivables, approximate their fair values due to the short-term maturity of such instruments. The carrying amounts of borrowings approximate their fair values because the applicable interest rates approximate current market rates.

GLORIOUS PIE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED MARCH 31, 2009 AND 2008
(Unaudited)
(Stated in US dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

j) Foreign Currency Translation

The Company maintains its financial statements in the functional currency. The functional currency of the Company is Renminbi (RMB). Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Group which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders' equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders' equity.

	2009	2008
Period end RMB : US$ exchange rate	6.8456	7.0222
Period average RMB : US$ exchange rate	6.85094	7.39686

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

k) Revenue Recognition

The Company revenue is generated from providing services in two aspects as follows:

1)  Designing and consultancy services in hotel facilities;
ii)  Resource-efficient engineering business in greenery projects; and
iii) Maintenance works of greenery projects.

The revenue recognized by the Company is based on the Design and Consultancy agreement between the Company and the hotel where the Company has provided the design, consultancy to the hotel and even with certain fixtures and assets provided to that hotel and hence share a certain percentage of gross revenue generated by the hotel facilities for certain years as the consideration.

Revenue from fixed-price and modified fixed-price construction contracts are recognized on the percentage-of-completion method, measured by the percentage of actual cost incurred to date to estimated total cost for each contract. The Company would regularly and frequently reviews the estimated contract cost on each project being accepted and not yet finished to ensure the contract cost estimate is measured with the best knowledge of the personnel involved.

GLORIOUS PIE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED MARCH 31, 2009 AND 2008
(Unaudited)
(Stated in US dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

k) Revenue Recognition (continued)

Revenue from the maintenance works of greenery projects are recognized on monthly basis, according to the agreements signed with the greenery construction companies.

1)  Cost of revenue

Regarding the design and consultancy services to the hotel facilities, the respective cost of revenue includes the consultancy expenses in professional staff involved and the design and consultancy fee with other third-party experts, and also thee depreciation expenses on those fixtures and movable assets being placed with the hotel by the Group.

Regarding the trading of seeding and provision of greenery engineering projects and maintenance projects, the respective cost of revenue consists primarily of material cost, labour cost, subcontracting expenses, and related expenses, which are directly attributable to the greenery construction projects.

m) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of income and comprehensive income in the period that includes the enactment date.

n) Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income", requires companies to classify items of other comprehensive income in a financial statement. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Group's comprehensive net income is equal to its net income for all periods presented. The Group's current component of other comprehensive income is the foreign currency translation adjustment.

o) Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

GLORIOUS PIE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED MARCH 31, 2009 AND 2008
(Unaudited)
(Stated in US dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

p) Segment reporting

The Group uses the "management approach" in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company's chief operating decision maker for making operating decisions and assessing performance as the source for determining the Group's reportable segments. Management, including the chief operating decision maker, reviews monthly operating results derived from three types of services and therefore the Group has determined that the Group has three operating segments as defined by SFAS 131, "Disclosures about Segments of an Enterprise and Related Information".

3.	ACCOUNTS RECEIVABLES

Accounts receivables consist of the following as of March 31:

	2009	2008
	$	$
Accounts receivables related to:
Hotel facilities	221,013	219,847
Greenery construction projects	3,846,706	1,720,672
Greenery maintenance projects	201,283	196,221
	4,269,002	2,136,740
Less: Allowance for doubtful accounts
	4,269,002	2,136,740

At the balance sheet date, most of the accounts receivables were related to greenery construction projects and their credit period is usually ranged from 90 days to 180 days. All the above amounts have already been subsequently settled.

3.	AMOUNT DUE FROM A DIRECTOR

Name of director Balance as at 31 March 2009 Balance as at 31 March 2008 Maximum amount outstanding during the period	: Mr. Tai Chi-Yip, Matthew : - : $938,619 : $938,619

The amount is unsecured, interest free and has no fixed repayment terms.

GLORIOUS PIE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED
MARCH 31, 2009 AND 2008
(Unaudited)
(Stated in US dollars)

5.	DEPOSIT FOR CONTRACT PROCUREMENTS

Main contractors require the company to put escort money during negotiation of contract. Once the contract is successfully bade, the escort money will be kept by the contractors until the contract has been completed. If the bid is fail, the escort money will be refunded immediately.

6.	DEPOSIT PAID FOR HOTEL INVESTMENT NEGOTIATION

The Group has placed the following amount of deposit being held in escrow by the counter-party for the negotiation for acquiring certain equity interest of the hotel facilities located hereunder as at March 31, 2009 which gives comfort to the negotiating party that the Group shows its financial strength and capability to get the acquisition closed if the acquisition deal is reached:

Deposit for hotel investment negotiation	2009	2008
	$	$

Location:

(I) Dongguan Sin Chang An Zhen Xin Min Guan Li Qu Jian An Lu Di Duan	292,159	-

(2) Chang An Di Ying Hotel Dong Guan Chang An Zhen Zhen An Lu Xia Bian Lu Kou	292,158	-

(3) Tin Ye Hotel Guang Zhou Shi Dong Shan Qu Huan Shi Dong Lu	438,238	-

	1,022,555	-

GLORIOUS PIE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2009 AND 2008
(Unaudited)
(Stated in US dollars)

7.	PLANT AND EQUIPMENT, NET

Plant and equipment and being part of hotel facilities and consist of the following as of March 31,

	2009	2008
At cost	$	$
Balance at beginning of period	2,624,306	2,279,022
Acquisition during the period	11,102	92,877
Exchange difference	5,137	191,417

Balance at end of period	2,640,545	2,563,316

Less: Accumulated depreciation
Balanced at beginning of period	1,030,705	455,804
Charge for the period	395,773	365,022
Exchange difference	2,327	57,759

Balance at end of period	1,428,805	878,585

Net book value
At March 31	1,211,740	1,684,731

Depreciation expense for the nine months period ended March 31, 2009 and 2008 were $395,773 and $365,022 respectively.

Management considers that there are no residual value for plant and equipment.

8.	AMOUNT DUE TO A DIRECTOR

The amount is unsecured, interest free and has no fixed repayment terms.

9.	STOCKHOLDERS' EQUITY

Stockholders' equity as at March 31, 2009 and 2008 is as follows:

	2009	2008
	$	$

Authorized 50,000 common stocks @ USD1.00 each	50,000	50,000

Issued and fully paid: 100 common stocks @ USD1.00 each	100	100

GLORIOUS PIE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2009 AND 2008
(Unaudited)
(Stated in US dollars)

10.	BUSINESS SEGMENT

The Group is engaged in provision of designing and consultancy services in hotel facilities and also involved in provision of engineering services and maintenance services to greenery construction projects, which include, but is not limited to, provision of seedling and skillful workers and to provide maintenance services to those construction projects.

Segment information is disclosed in accordance to FAS 131, "Disclosures about Segments of an Enterprise and Related Information" as below:

	Greenery		Greenery
	Construction Project		Maintenance Works		Hotel Facilities		Total
	2009	2008	2009	2008	2009	2008	2009	2008
	$	$	$	$	$	$	$	$
Revenue from external customers	4,541,493	3,322,831	1,809,496	1,427,253	2,296,447	2,084,571	8,647,436	6,834,655

Cost of services:
(Notes 11)

Hotel facilities:
- Depreciation	-	-	-	-	395,773	365,022	395,773	365,022
- Repairs and maintenance	-	-	-	-	43,790	-	43,790	-

Greenery construction
Projects:
Sub-constructing charge	807,943	609,802	392,660	195,314	-	-	1,200,603	805,116
- Material cost	1,616,952	1,363,008	328,199	145,766	-	-	1,945,151	1,508,774
- Professionals and related costs	34,193	-	-	-	-	-	34,193	-
- Others	221,799	147,157	64,793	50,424	-	-	286,592	197,581
	2,680,887	2,119,967	785,652	391,504	439,563	365,022	3,906,102	2,876,493

Segment gross profit	1,860,606	1,202,864	1,023,844	1,035,749	1,856,884	1,719,549	4,741,334	3,958,162

Common expenses (Notes 12)	-	-	-	-	-	-	53,353	22,340

Profit	1,860,606	1,202,864	1,023,844	1,035,749	1,856,884	1,719,549	4,687,981	3,935,822

Segment non- current assets	-	-	-	-	1,211,741	1,684,731	1,211,741	1,684,731

Segment current assets (excluding cash and cash equivalents)	7,278,819	2,666,223	201,283	196,221	1,243,568	219,847	8,723,670	3,082,291

GLORIOUS PIE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2009 AND 2008
(Unaudited)
(Stated in US dollars)

11. COST OF SERVICES

Details of cost of services are summarized as follows:
	2009	2008
	$	$

Depreciation	395,773	365,022
Material cost	1,945,151	1,508,774
Professionals and related costs	34,193	-
Repairs and maintenance	43,790	-
Sub-contracting charges	1,200,603	805,116
Others	286,592	197,581
	3,906,102	2,876,493

12. GENERAL AND ADMINISTRATIVE EXPENSES

Details of general and administrative expenses are summarized as follows:
	2009	2008
	$	$

Computer expenses	2,834	2,534
Entertainment	987	710
Preliminary and legal expenses	2,218	3,380
Professional expenses	22,187	-
Telephone	2,276	1,521
Travelling	4,399	2,028
Wages and salaries	13,137	12,167
Others	5,315	-
	53,353	22,340

13. INCOME TAXES

BVI Tax

Glorious Pie Limited is subjected to British Virgin Islands (BVI) tax law. The Management of Glorious Pie Limited determined that the company did not operate in BVI and therefore is not subject to BVI tax. Therefore, Glorious Pie Limited did not incur any BVI tax during the period presented.

GLORIOUS PIE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2009 AND 2008
(Unaudited)
(Stated in US dollars)

13.	INCOME TAXES (CONTINUED)

Hong Kong Tax

Earn Bright Development Limited has not been carrying out any business activity in Hong Kong and Earn Bright Development Limited is not subjected to Hong Kong profit tax as there is no assessable profit for the nine months ended March 31, 2009.

PRC Tax

PRC's legislative body, the National People's Congress, adopted the unified Enterprise Income Tax ("EIT") Law on March 16, 2007. This new tax law replaces the existing separate income tax laws for domestic enterprises and foreign-invested enterprises and became effective on January 1, 2008. Under the new tax law, a unified income tax rate is set at 25% for both domestic enterprises and foreign-invested enterprises. However, there will be a transition period for enterprises, whether foreign-invested or domestic, that are currently receiving preferential tax treatments granted by relevant tax authorities. Enterprises that are subject to an enterprise income tax rate lower than 25% may continue to enjoy the lower rate and will transit into the new rate over a five year period beginning on the effective date of the EIT Law. Enterprises that are currently entitled to exemptions for a fixed term may continue to enjoy such treatment until the exemption term expires. Preferential tax treatments may continue to be granted to industries and projects that qualify for such preferential treatments under the new law.

The Group is subjected to PRC tax law. The Management of Glorious Pie Limited considered that the Group did operate in PRC and is subject to PRC tax since 2009. As all the business are operated through Earn Bright Development Limited, under the Mainland and Hong Kong Closer Economic Partnership Arrangement (CEPA), the Group is entitled to 5% of business tax and 7% of profit tax.
2009

	2009	2008
	$	$

Income before tax	4,687,981	3,935,822

Income tax	264,161	-

The deferred tax asset and liability has not been recognized because no valuation allowance is established for the nine months ended March 31, 2009 and 2008.

14.	COMMITMENTS AND CONTINGENCIES

There is no foreseeable commitments or contingencies for the nine months ended March 31, 2009 and 2008.

GLORIOUS PIE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2009 AND 2008
(Unaudited)
(Stated in US dollars)

15.	SIGNIFICANT CONCENTRATIONS

Customers and credit concentrations

The Company's revenue derived from major customers for the nine months period ended March 31, 2009 and 2008 are as follows:

	2009		2008
	$	%	$	%

Dongguan Carnival City Hotel (Note 15a)	2,296,447	26	2,084,571	31

(Note 15b)
Dongguan Shi Xin Yue An Yuan Lin Lu Hua Company Limited	1,002,125	12	928,676	14
Dongguan Shi Bi Man Yuan Yuan Lin Lu Hua Gong Cheng Company Limited	393,489	5	531,495	8
Dongguan Shi Lu Yi Yuan Lin Gong Cheng Company Limited	222,186	3	363,676	5
Chang An Zhen Jian Zhu An Zhuang Gong Cheng Company Limited			838,874	12
Dongguan Shi Jia Ye Yuan Lin Lu Hua Gong Cheng Company Limited	183,595	2	291,644	4
Dongguan Shi Cheng Qu Yuan Lin Lu Hua Gong Cheng Company Limited	-	-	508,568	7
Dongguan Shi Yuan Lin Lu Hua Gong Cheng Company Limited	807,371	9	1,287,151	19
He Nan Huang He Yuen Lin Lu Hua Gong Cheng Company Limited	1,930,801	22
Mu Dan Jiang Shi Shi Zheng Gong Cheng
Jian She You Xian Ze Ren Gong Si	1,811,422	21
	8,647,436	100	6,834,655	100

Note 15a:
The Company has a Design and Consultancy Agreement with this hotel in June 19, 2006 with a tenure of seven years, with sharing of 35% of its gross revenue which attributes to all the segmental revenue derived from its Hotel design and Consultancy Agreement. The Company is now negotiating with other potential acquisitions to further diversify this risks of overconcentration in one hotel.

Note 15b:
The whole list of top customers on greenery construction projects and seed trading has provided the Company with an aggregate Contract Revenue of RMB43,510,244 (US$6,350,989) and RMB35,135,706 (US$4,750,084) for the nine months period ended March 31, 2009 and 2008 respectively. The Company has considered there is no single customer being dominant in the provision for such revenue to the Company and the Company would continue to diversify its greenery projects source from any other sources to mitigate any possible overconcentration risk in certain customers.

GLORIOUS PIE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2009 AND 2008
(Unaudited)
(Stated in US dollars)

16.	RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In May 2008, the FASB issued SFAS No. 163, "Accounting for Financial Guarantee Insurance contracts" ("SFAS 163"), SFAS 163 is intended to correct the inconsistencies in the recognition and measurement of claim liabilities by insurance enterprises. This SFAS 163 statement requires that an insurance enterprise recognize a claim liability prior to an event of default when there is evidence that credit deterioration has occurred in an insured fmancial obligation. This will result in increasing comparability in financial reporting of financial guarantee insurance contracts by insurance enterprises. The provisions of SFAS 163 are effective for fiscal years beginning after December 15, 2008. The Company does not expect that the adoption will have a material impact on the Company's combined financial position or results of operations.

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" ("SFAS 162"). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). SFAS 162 will become effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to ALT Section 411, "The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles." We do not currently expect the adoption of SFAS 162 to have a material effect on our combined results of operations and financial condition.

In May 2008, the FASB issued FSP Accounting Principles Board ("APB") 14-1 "Accounting for Convertible Debt instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("FSP APB 14-1"). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer's non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis. As we do not have convertible debt at this time, we currently believe the adoption of FSP APB 14-1 will have no effect on our combined results of operations and financial condition.

In March 2008, the FASB issued SFAS No. 161. "Disclosures about Derivative Instruments and Hedging Activities" ("SFAS 161"). SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, fmancial performance, and cash flows. The provisions of SFAS 161 are effective for the quarter ending February 28, 2009. The Company does not expect that the adoption will have a material impact on the Company's combined financial position or results of operations.

GLORIOUS PIE LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2009 AND 2008
(Unaudited)
(Stated in US dollars)

16.	RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51. SFAS 160 requires that ownership interests in subsidiaries held by parties other than the parent (previously referred to as minority interests), and the amount of consolidated net income, be clearly identified, labeled and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners as components of equity. It is effective for fiscal years beginning after December 15, 2008, and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements are applied prospectively. The Company is currently evaluating the impact of SFAS 160 on the Company's combined financial statements.

In December 2007, the FASB issued SFAS 141 (revised 2007), Business Combinations, ("SFAS 141(R)"). SFAS 141(R) retains the fundamental requirements of the original pronouncement requiring that the purchase method be used for all business combinations, but also provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired and liabilities assumed arising from contingencies, the capitalization of in process research and development at fair value, and the expressing of acquisition-related costs as incurred. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. The Company will evaluate how the new requirements could impact the accounting for any acquisitions completed beginning in fiscal 2009 and beyond, and the potential impact on the Company's combined financial statements.